UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2017 (April 12, 2017)

Owl Rock Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01190	47-5402460
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

245 Park Avenue 41St Floor New York, New York		10167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The purchase price (the “Purchase Price”) for Owl Rock Capital Corporation’s (the “Company”) offer to purchase up to that number of shares (the “Shares”) of its issued and outstanding common stock, par value $0.01 per share (“Common Stock”) that can be purchased with $50 million, is $15.09.

The Purchase Price reflects the Company’s net asset value per Share as of April 12, 2017, and was determined by a committee of the Company’s Board of Directors on April 11, 2017, a date no later than 48 hours (excluding Saturdays and holidays) prior to April 12, 2017. In determining the Purchase Price, the committee considered the following factors, among others:

•	the net asset value per share of the Common Stock as of the most recently completed calendar quarter; and

•

an assessment of whether any material change in the net asset value per share has occurred (including through the realization of net gains on the sale of portfolio investments), or any material change in the fair value of portfolio investments has occurred, in each case, from the period beginning on the date of the most recently completed calendar quarter to April 11, 2017.

The offer to purchase commenced on March 15, 2017 and was made upon and subject to the terms and conditions set forth in the Offer to Purchase, dated March 15, 2017, and the related Letter of Transmittal (together, the “Offer”). The Offer expired at 11:59 P.M., Eastern Time, on April 11, 2017, and a total of zero (0) Shares were validly tendered and not withdrawn pursuant to the Offer. Accordingly, the Company will not purchase any Shares pursuant to the Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owl Rock Capital Corporation

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer

April 12, 2017